Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the proxy statement/prospectus constituting a part of this Registration Statement for the Amendment No. 2 on Form S-4 of our report dated March 13, 2026, which includes an explanatory paragraph relating to Clywedog Therapeutics, Inc.’s ability to continue as a going concern, relating to the consolidated financial statements of Clywedog Therapeutics, Inc. as of and for the years ended December 31, 2025 and 2024, which is contained in that proxy statement/prospectus.

We also consent to the reference to us under the caption “Experts” in the proxy statement/prospectus.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

March 13, 2026